ETF Opportunities Trust 485BPOS

Exhibit 99(h)(6)

AMENDMENT NO.4
TO
SERVICES AGREEMENT

This AMENDMENT No.4 (“Amendment”) is made as of March 1, 2021, 2021, by and among ETF Opportunities Trust (“Client”) and Citibank, N.A. (“Citibank”), and Citi Fund Services Ohio, Inc. (“CFSO”, together with Citibank, the “Service Provider” and, with the Client, the “Parties”), to that certain Services Agreement dated May 14, 2020, between the Client and Service Provider (“Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Service Provider performs certain services for the Client;

WHEREAS, the Parties agree to amend the List of Funds to reflect the addition of: (i) Real Asset Strategies (Cayman) Ltd. (ii) Formidable ETF (iii) Formidable Small/Mid Cap ETF (iv) Formidable Thematic ETF (v) Applied Finance Valuation Stewardship Large Cap US ETF to the portfolio of the Client;

WHEREAS, the Parties agree to amend the Fee Schedule to include a sleeve fee and its related terms; and

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Amendment to Annex 1 – List of Funds.

Annex 1 – Schedule 2 of the Agreement is hereby deleted in its entirety and replaced with the following Annex 1 – Schedule 2 attached to the end of the Amendment.

2.	Amendment to Schedule 5 – Fee Schedule.

Schedule 5 of the Agreement is hereby deleted in its entirety and replaced with the Schedule 5 attached to the end of this Amendment.

3.	Representations and Warranties.

a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

b.	The Service Provider represents that it has full power and authority to enter into and perform this Amendment.

4.            Miscellaneous.

a.

This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.

Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

c.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Remainder of page intentionally left blank. Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

ETF OPPORTUNITIES TRUST

By:
Name:	David A. Bogaert
Title:	President
Date:	March 1, 2021

CITIBANK, N.A.

By:
Name:	Dominic Crowe
Title:	Vice President
Date:	March 1, 2021

CITI FUND SERVICES OHIO, INC.

By:
Name:	Dominic Crowe
Title:	President
Date:	March 1, 2021

Annex 1 – Schedule 2 to Services Agreement

List of Funds

1.	American Conservative Values ETF

2.	American Conservative Values Small-Cap ETF

3.	Real Asset Strategies ETF

4.	Real Asset Strategies (Cayman) Ltd.

5.	Formidable ETF

6.	Formidable Small/Mid Cap ETF

7.	Formidable Thematic ETF

8.	Applied Finance Valuation Stewardship Large Cap US ETF